EXHIBIT 99.2
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901
Phone: (570) 724-3411 Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC

Chartered 1864 Member	FEDERAL DEPOSIT INSURANCE CORP

December 31, 2008	QUARTERLY REPORT
Dear Shareholder:
     The negative economic climate continues to adversely affect some of C&N’s investments. For the fourth quarter, we realized securities losses of $3.878 million including other-than-temporary-impairment (OTTI) of $3.921 million. As a result, the fourth quarter net income was $1 million less than that of the fourth quarter of 2007. For the 2008, the total securities losses that appear on the line titled Net (Losses) Gains on Available-for-Sale Securities, were $9.338 million. In 2007, we had a small securities gain of $127 thousand. Despite the large total securities losses and OTTI charges, on a year to year comparison, net income was down only $365 thousand, or 3.5%.
     For 2008 as compared to 2007, due to pricing improvements and lower interest rates driven by Federal Reserve actions, our interest margin increased $6.876 million (18.9%). Due to organizational restructuring, new service offerings and pricing, other income increased $2.443 million (23.4%). Other expenses increased only $163 thousand (0.5%). Excluding securities gains and losses, pre-tax core earnings increased $8.776 million (67.8%).
     Total assets are virtually unchanged year over year. Loans are up $8.6 million (1.2%) and available-for-sale-securities are down $13 million (3%). Deposits and Repo Sweeps increased $27.9 million (3.2%). As the current economic recession continues, we expect loan demand will be less than we would prefer and deposits will continue to grow as individuals and businesses conserve and delay business expansion or purchases.
     Our Trust & Financial Management Group has grown the number of relationships they manage, even though the general equity market price collapse has reduced the total assets under management by 16.5%.
     As an act of fiscal prudence, we decided to participate in the Capital Purchase Plan by issuing senior preferred stock to the U.S. Treasury. The $26.44 million capital investment will insure our continued well-capitalized position during these troubling economic times. A separate writing is enclosed with more information about our participation in the program.
Craig G. Litchfield
Chairman, President, & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS
Craig G. Litchfield            Chairman of the Board

Dennis F. Beardslee	Raymond R. Mattie
R. Robert DeCamp	Edward H. Owlett, III
Jan E. Fisher	Leonard Simpson
R. Bruce Haner	James E. Towner
Susan E. Hartley	Ann M. Tyler
Leo F. Lambert	Charles H. Updegraff, Jr.
Edward L. Learn
DIRECTOR EMERITUS

Karl W. Kroeck
CITIZENS & NORTHERN BANK
OFFICES

428 S. Main Street, ATHENS, PA 18810	570-888-2291
10 N Main Street, COUDERSPORT, PA 16915	814-274-9150
111 Main Street, DUSHORE, PA 18614	570-928-8124
Main Street, EAST SMITHFIELD, PA 18817	570-596-3131
104 Main Street, ELKLAND, PA 16920	814-258-5111
135 East Fourth Street, EMPORIUM, PA 15834	814-486-1112
230-232 Railroad Street, JERSEY SHORE, PA 17740	570-398-4555
102 E. Main Street, KNOXVILLE, PA 16928	814-326-4151
Main Street, LAPORTE, PA 18626	570-946-4011
Main Street, LIBERTY, PA 16930	570-324-2331
1085 S. Main Street, MANSFIELD, PA 16933	570-662-1111
RR 2 Box 3036, MONROETON, PA 18832	570-265-2157
3461 Rte.405 Highway, MUNCY, PA 17756	570-546-6666
100 Maple Street, PORT ALLEGANY, PA 16743	814-642-2571
Thompson Street, RALSTON, PA 17763	570-995-5421
1827 Elmira Street, SAYRE, PA 18840	570-888-2220
2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702	570-601-3016
41 Main Street, TIOGA, PA 16946	570-835-5236
428 Main Street, TOWANDA, PA18848	570-265-6171
Court House Square, TROY, PA 16947	570-297-2159
90-92 Main Street, WELLSBORO, PA 16901	570-724-3411
130 Court Street, WILLIAMSPORT, PA 17701	570-320-0100
1510 Dewey Ave., WILLIAMSPORT, PA 17702	570-323-9305
Route 6, WYSOX, PA 18854	570-265-9148
TRUST & FINANCIAL MANAGEMENT GROUP

90-92 Main Street, Wellsboro, PA 16901	800-487-8784
428 Main Street, Towanda, PA 18848	888-987-8784
1827 Elmira Street, Sayre, PA 18840	888-760-8192
130 Court Street, Williamsport, PA 17701	570-601-6000

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901	800-726-2265
BANKCARD SERVICES - 10 Nichols St., Wellsboro PA 16901	800-676-6639
CASH MANAGEMENT / INTERNET BANKING — 10 Nichols St., Wellsboro, PA 16901	570-724-0266
www.cnbankpa.com
FUNDS MANAGEMENT — 10 Nichols St., Wellsboro, PA 16901	800-577-9397
www.fmt@cnbankpa.com
C&N FINANCIAL SERVICES CORPORATION — 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com
FIRST STATE BANK
OFFICES

3 Main Street, CANISTEO, NY 14823	607-698-4295
6250 County Route 64, HORNELL, NY 14843	607-324-4081
www.fsbcanisteo.com

C&N Insures Its Future
On January 16th, 2009, Citizens & Northern Corporation (C&N) received a $26.44 million government investment (from the United States Department of the Treasury) in senior preferred stock as part of the TARP Capital Purchase Program (CPP). C&N’s board and management believe that this is a prudent thing to do given the scope of the current national and global economic uncertainties. As a result of the incredible national and world-wide economic and financial crisis, the CPP was developed and designed to provide capital directly to healthy U.S. financial services companies, like C&N, as well as some of the more troubled big banks.
Although the program has been popularly and inaccurately described as a “bailout,” the funds received are an investment by the U.S. government that C&N expects to repay in full with dividends. Until the investment is repaid, C&N will pay the government dividends of 5%, or more than $1.3 million per year for up to the first five years, or 9% per year after the first 5 years. Currently, the U.S. government is borrowing money for five years at a rate of about 1.63%, which results in a profit for the government of nearly 3.4%. In other words, unless we are able to redeem the preferred stock sooner, the government will net sizeable profit each year on its investment in C&N. Additionally, as a condition of the investment, the government was issued a right to purchase (Warrant) 194,794 shares of C&N stock. This Warrant has a 10-year life and provides the government with the ability to further profit from the CPP investment by purchasing C&N stock at a fixed price anytime during that period.
C&N is participating in the CPP to insure that we are able to absorb and withstand any unexpected, negative impacts during this period of economic crisis and uncertainty. In this difficult economic environment, management is concerned that our capital position could be negatively impacted by loan or securities losses. The government’s preferred stock investment will be treated as Tier 1 capital, and will further strengthen C&N’s consolidated total risk-based capital ratio from its estimated level of 15.0% at December 31, 2008 to approximately 17.8%, both of which exceed the 10% regulatory requirement for banks to be deemed “well-capitalized.” We will use the funds to insure C&N’s continued financial strength and well-capitalized position. Among other things, our strong capital position will assure our ability to continue to make prudent loans to consumers and businesses in our market. With the additional capital, as the economic climate stabilizes and improves, we will be in a position to expand by extending more loans and making more investments. We expect these additional assets will add to the bottom line even as we pay the government a good return on its investment.
While there has been much misinformation spread by the media and by some in Congress about the CPP, the program will provide C&N, and other community banks, with the capital to assure our ability to do what we do best: lend and invest in the people and communities we serve.
Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	4TH	3RD	4TH	YEAR ENDED
	QUARTER	QUARTER	QUARTER	DECEMBER 31,
	2008	2008	2007	2008	2007
	(Current)	(Prior Qtr)	(Prior Yr)	(Current)	(Prior Yr)
Interest and Dividend Income	$18,589	$18,575	$18,228	$74,237	$70,221
Interest Expense	7,195	7,474	8,679	31,049	33,909

Interest Margin	11,394	11,101	9,549	43,188	36,312
Provision (Credit) for Loan Losses	240	141	300	909	529

Interest Margin After Provision for Loan Losses	11,154	10,960	9,249	42,279	35,783
Other Income	3,179	3,062	2,831	12,883	10,440

Net (Losses) on Available-for-sale Securities	(3,878)	(4,483)	206	(9,338)	127
Other Expenses	7,989	8,736	8,156	33,446	33,283

Income Before Income Tax Provision (Credit)	2,466	803	4,130	12,378	13,067
Income Tax Provision (Credit)	288	(209)	948	2,319	2,643

NET INCOME	$2,178	$1,012	$3,182	$10,059	$10,424

PER SHARE DATA:
Net Income — Basic	$0.24	$0.11	$0.35	$1.12	$1.19
Net Income — Diluted	$0.24	$0.11	$0.35	$1.12	$1.19
Dividend Per Share	$0.24	$0.24	$0.24	$0.96	$0.96
Number Shares Used in Computation — Basic	8,951,596	8,957,774	8,979,035	8,961,805	8,784,134
Number Shares Used in Computation — Diluted	8,977,432	8,986,253	8,986,248	8,983,300	8,795,366
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Per Share Data) (Unaudited)

	DEC. 31,	SEPT. 30,	DEC. 31,
	2008	2008	2007
ASSETS
Cash & Due from Banks	$24,028	$23,160	$31,661
Trading Securities	2,306	1,630	2,980
Available-for-Sale Securities	419,688	417,761	432,755
Loans, Net	735,687	748,909	727,082
Intangible Assets	12,840	12,978	13,410
Other Assets	87,088	84,459	75,858

TOTAL ASSETS	$1,281,637	$1,288,897	$1,283,746

LIABILITIES
Deposits	$864,057	$856,576	$838,503
Repo Sweep Accounts	38,047	40,150	35,678

Total Deposits and Repo Sweeps	902,104	896,726	874,181
Borrowed Funds	247,426	261,895	264,454
Other Liabilities	10,081	8,202	7,330

TOTAL LIABILITIES	1,159,611	1,166,823	1,145,965

SHAREHOLDERS’ EQUITY
Shareholders’ Equity, Excluding Accumulated Other Comprehensive Income/Loss	145,240	145,336	144,838
Accumulated Other Comprehensive Income/ Loss:
Net Unrealized Gains/Losses on Available-for-sale Securities	(23,120)	(23,149)	(6,654)
Defined Benefit Plans Adjustment, Net	(94)	(113)	(403)

TOTAL SHAREHOLDERS’ EQUITY	122,026	122,074	137,781

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,281,637	$1,288,897	$1,283,746

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)

	YEAR ENDED				%
	DECEMBER 31,				INCREASE
	2008	2007			(DECREASE)
EARNINGS PERFORMANCE
Net Income	$10,059		$10,424		-3.50%
Return on Average Assets	0.79%		0.88%		-10.23%
Return on Average Equity	7.70%		7.52%		2.39%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,281,637		$1,283,746		-0.16%
Available-for-sale Securities	419,688		432,755		-3.02%
Loans (Net)	735,687		727,082		1.18%
Allowance for Loan Losses	7,857		8,859		-11.31%
Deposits and Repo Sweep Accounts	902,104		874,181		3.19%
Trust Assets Under Management	550,496		659,193		-16.49%

SHAREHOLDERS’ VALUE (PER SHARE) (*)
Net Income — Basic	$1.12		$1.19		-5.88%
Net Income — Diluted	1.12		1.19		-5.88%
Dividends	0.96		0.96		0.00%
Book Value	13.66		15.34		-10.95%
Tangible Book Value	12.22		13.85		-11.77%
Market Value (Last Trade)	19.75		17.63		12.02%
Market Value / Book Value	144.58%		114.93%		25.80%
Market Value / Tangible Book Value	161.62%		127.29%		26.97%
Price Earnings Multiple	17.63	X	14.82	X	18.96%
Dividend Yield	4.86%		5.45%		-10.83%

SAFETY AND SOUNDNESS
Tangible Equity / Tangible Assets	8.61%		9.79%		-12.05%
Nonperforming Assets / Total Assets	0.69%		0.66%		5.29%
Allowance for Loan Losses / Total Loans	1.06%		1.20%		-11.67%
Risk Based Capital Ratio	15.00%		16.52%		-9.20%

AVERAGE BALANCES
Average Assets	1,281,307		1,178,904		8.69%
Average Equity	130,556		138,669		-5.85%

(*)	For purposes of per share calculations, the market value and number of outstanding shares have been retroactively adjusted for the effects of 1% stock dividends issued in January of each year presented.